EXHIBIT 2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of January 14, 2014, between Joanne Couse (the “Seller”) and Echo Holdings, LLC (the “Buyer”).

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, shares of common stock, $0.0033 par value, per share (the “Stock”) issued by EMRISE Corporation (the “Company”) and the Subordinated Contingent Secured Promissory Note, dated August 20, 2008, as amended by Amendment No. 1 on November 20, 2009, as amended by Amendment No. 2 on August 31, 2010, as amended by Amendment No. 3 on November 1, 2012 (the “Note,” and together with the Stock, the “Securities”), issued by EMRISE Electronics Corporation (“Emrise Electronics”), subject to the terms and conditions set forth herein; and

WHEREAS, in accordance with Section 14 of the Note, the Seller has provided notice of the proposed sale of the Note to Emrise Electronics; and

WHEREAS, effective as of the Closing (as defined below), the Seller desires to consent to the appointment of the Buyer as, and the Buyer agrees to serve as, Collateral Agent under that certain Amended and Restated Security Agreement among the Company, Emrise Electronics, certain subsidiaries of the Company listed therein and the Lenders party thereto, dated as of August 31, 2010 (the “Security Agreement”); and

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

1.           Purchase and Sale of the Securities.  Subject to the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to the Buyer, and the Buyer shall purchase from the Seller, the amount of Securities set forth on Schedule A-1 attached hereto at the aggregate purchase price set forth on such schedule (the “Purchase Price”), payable as set forth below in Section 2.

2.           Closing.  The closing (the “Closing”) of the purchase and sale of the Securities shall be held at the offices of the Buyer, at 10:00 a.m. on January 21, 2014, or, if the conditions to the Closing set forth in Section 3 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied.  At the Closing, the Buyer shall initially deliver funds equal to $223,831.18 with respect to the Note (the “Initial Payment”) by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Buyer.  Substantially concurrent with the delivery of the Initial Payment, the Seller shall deliver or cause to be delivered to the Buyer (i) the assignment of Note (“Assignment of Note”) in the form annexed hereto as Exhibit A, (ii) an executed letter of intent addressed to the Seller’s broker-dealer, National Financial Services (the “Seller Broker”), advising the Seller Broker to deliver the Stock electronically through the DTC (Depository Trust Company) to an account of the Buyer designated in writing by the Buyer to the Seller, and (iii) a copy of the notice delivered to Emrise Electronics pursuant to Section 14 of the Note.  Upon confirmation of receipt of the Stock by the Buyer’s broker-dealer and delivery to the Buyer by the Seller of the Federal Express confirmation of delivery of the notice described in clause (iii) of the preceding sentence, the Buyer shall deliver $0.30 per share of the Stock or an aggregate of $6,000 with respect to the Stock by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Buyer.

3.           Conditions to Closing.  (a)  The Buyer’s Obligation.  The obligation of the Buyer to purchase and pay for the Securities is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(i)           The representations and warranties of the Seller made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time.  The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing.

(ii)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other legal restraint or prohibition preventing the purchase and sale of the Securities shall be in effect.

(iii)           The Buyer’s satisfactory completion of its due diligence with respect to the Company.

(iv)           The Buyer’s purchase of 503,477 shares of stock of the Company from Charles S. Brand.

(b)           The Seller’s Obligation.  The obligation of the Seller to sell and deliver the Securities to the Buyer is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:

(i)           The representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time.  The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing.

(ii)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Securities shall be in effect.

4.           Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Buyer as follows:

(a)           Authority. The Seller has all requisite power and authority to enter into this Agreement, to perform her obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b)           No Conflicts; Consents.  The execution and delivery of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien (statutory or other), claim, encumbrance, mortgage, security interest, community property interest, option, charge pledge, condition, equitable interest, right of first refusal, or restriction of any kind on the Securities or, including any restriction the use, voting, transfer, receipt of income or exercise of any other attribute of ownership of the Securities (collectively, “Encumbrances”) under, any provision of (i) any contract, commitment, agreement or arrangement to which the Seller is a party or by which any of the Securities are bound or (ii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Seller or the Securities.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)           The Securities.  The Seller has good and valid title to the Securities, free and clear of any Encumbrances of any kind.  Assuming the Buyer has the requisite power and authority to be the lawful owner of the Securities, upon delivery to the Buyer at the Closing of the Securities, duly endorsed by the Seller for transfer to the Buyer, and upon the Seller’s receipt of the Purchase Price, good and valid title to the Securities will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer. The Securities are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Securities.

(d)           Actions and Proceedings, etc.  There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against the Seller, (ii) lawsuits, actions or proceedings pending or, to the knowledge of the Seller, threatened against the Seller, or (iii) investigations by any Governmental Entity which are, to the knowledge of the Seller, pending or threatened against the Seller, and which, in the case of each of clauses (i), (ii) and (iii), have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

(e)           Disclosure; Public Information.  Neither the Seller nor any representative, agent, attorney or any other person acting on behalf of the Seller has provided the Buyer or its representatives, agents, attorneys or any other person acting on behalf of the Buyer with any information that constitutes or might be reasonably be expected to constitute material, non-public information (for purposes of United States federal and state securities laws) with respect to the Company, its affiliates or any of the securities of the Company or its affiliates.

(f)           Entire Position; Recent Sales; Negotiations.  The Securities sold hereby constitute all Securities owned by the Seller and the Seller has not purchased or sold any shares of Stock in the six month period preceding the date of this Agreement.  The Seller hereby acknowledges and agrees that the terms and provisions of this Agreement are the result of arm’s length and good faith negotiations between the Buyer and the Seller, and the Purchase Price for the Securities set forth in Schedule A is fair and reasonable.

(g)           Information.  On or prior to the date hereof, the Seller has provided the Buyer with complete and accurate copies of all communications, correspondence, notices, consents, waivers, certificates or other documents relating to the Securities received or provided by the Seller relating to the Securities.

(h)           Amendments.  As of the Closing Date, there have been no amendments, supplements, restatements or other modifications to the terms of the Note since Amendment No. 3 thereto.  Set forth on Schedule A-2 is a list of all arrangements, understandings or agreements between the Seller and Emrise Electronics or any of its affiliates with respect to the Note.  It is hereby understood and agreed that the Buyer has not assumed, and shall not assume, any liabilities under any of the documents set forth on Schedule A-2, including, without limitation, any indemnification therein provided.

5.           Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Seller as follows:

(a)           Organization and Standing.  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)           Authority.  The Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c)           No Conflicts; Consents.  The execution and delivery of this Agreement by the Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents, of the Buyer, (ii) any contract, commitment, agreement or arrangement to which the Buyer is a party or by which its properties or assets are bound, or (iii) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to the Buyer or its properties or assets.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Securities Act.  The Securities purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

(e)           Actions and Proceedings, etc.  There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against the Buyer, (ii) lawsuits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer, or (iii) investigations by any Governmental Entity which are, to the knowledge of the Buyer, pending or threatened against the Buyer, and which, in the case of each of clauses (i), (ii) and (iii), would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

(f)           No Reliance.  The Buyer is a sophisticated investor and has sufficient knowledge and experience in investing in securities to properly evaluate the merits of the transactions contemplated hereby.  The Buyer has independently, and without reliance upon the Seller, and based on such information as the Buyer has deemed appropriate, made its own analysis and decision to purchase the Securities pursuant to the terms hereof.  It is hereby expressly understood and agreed by the Buyer that the Seller makes no representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, status or affairs of the Company or Emrise Electronics, or with respect to the value of any of the Securities being sold hereunder.  The Buyer is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

6.           Appointment of New Collateral Agent.  The Seller hereby agrees to and hereby consents to the appointment of the Buyer as Collateral Agent for the Lenders (as such term is defined under the Security Agreement) under the Security Agreement (in such capacity, the “Collateral Agent”) and the other documents related thereto (including, without limitation, guaranties, all asset debentures and deeds of priorities) to serve from the date of the Closing until the termination of the Security Agreement.  The Seller hereby irrevocably authorizes the Collateral Agent to take such actions and to exercise such powers under the Security Agreement as provided therein.

7.           Further Assurances.  From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

8.           Indemnity.  The Seller hereby agrees to defend, indemnify and hold harmless the Buyer, its members, affiliates, directors and officers (collectively, “Indemnified Parties”), from and against, and shall pay and reimburse each of them for, any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement.

9.           Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Seller without the prior written consent of the other party hereto; provided, however, that the Buyer may assign its right to purchase the Securities hereunder to a fund or account under common control with the Buyer without the prior written consent of the Seller; provided further, however, that no assignment shall limit or affect the assignor’s obligations hereunder.  Any attempted assignment in violation of this Section 9 shall be void.

10.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.           Termination.  (a)  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)           by mutual written consent of the Seller and the Buyer;

(ii)           by the Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by the Buyer; or

(iii)           by the Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by the Seller;

(iv)           by either party hereto if the Closing shall not have occurred by the close of business on February 18, 2014;

provided, however, that the party seeking termination pursuant to clause (ii) or (iii) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11, this Agreement shall become void and of no further force or effect.

12.           Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

13.           Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

14.           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) if applicable, on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, as follows:

(i)	if to the Buyer,

Echo Holdings, LLC
120 Old Post Road, Suite AWRE
Rye, NY 10580
Attention: David J. Brand

With copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention: Bruce R. Kraus, Esq.
bkraus@kelleydrye.com

(ii)	if to the Seller,

Joanne Couse
1 Waltham Way
Jackson, NJ 08527

With copy to:

Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
Red Bank, NJ 07701
Attention: John A. Aiello, Esq.
jaiello@ghclaw.com

15.           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Transmission of such counterparts by email of PDFs shall constitute effective delivery.

17.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

18.           Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

19.           Consent to Jurisdiction.  The Buyer and the Seller irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  The Buyer and the Seller agree to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  The Buyer and the Seller further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 19.  The Buyer and the Seller irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

/s/ Joane Couse
Joanne Couse

ECHO HOLDINGS, LLC

By:	/s/ David J. Brand
Name: David J. Brand
Title: Managing Member

SCHEDULE A-1

Securities

Description of Securities	Amount of Securities	Purchase Price Per Security	Aggregate Purchase Price
Emrise Corporation Common Stock, par value $0.0033 per share	20,000	$0.30	$6,000
Emrise Electronics Corporation Subordinated Contingent Secured Promissory Note	263,330.81 principal amount	85%	$223,831.18
TOTAL			$229,831.18

SCHEDULE A-2

Arrangements, Understandings or Agreements with the Company, Emrise Electronics or any of their affiliates with respect to the Note

Stock Purchase Agreement by and among EMRISE Electronics Corporation, EMRISE Corporation, Charles S. Brand, Advanced Control Components, Inc., Thomas P.M. Couse, Joanne Couse, Michael Gaffney, and Custom Components, Inc. dated May 23, 2008

Amendment No. 1 to Stock Purchase Agreement by and among EMRISE Electronics Corporation, EMRISE Corporation, Charles S. Brand, Advanced Control Components, Inc., Thomas P.M. Couse, Joanne Couse, Michael Gaffney, and Custom Components, Inc. dated August 20, 2008

Amendment No. 2 to Stock Purchase Agreement by and among EMRISE Electronics Corporation, Charles S. Brand, Thomas P.M. Couse, Joanne Couse, and Michael Gaffney dated November 20, 2009

Intercreditor Agreement by and among EMRISE Electronics Corporation, Advanced Control Components, Inc., Charles S. Brand, Thomas P.M. Couse, Joanne Couse and Michael Gaffney dated August 20, 2008

Continuing Guaranty executed by EMRISE Corporation dated August 20, 2008

Subordinated Contingent Secured Promissory Note dated August 20, 2008 made payable to Joanne Couse by EMRISE Electronics Corporation

Amendment No. 1 to Subordinated Contingent Secured Promissory dated November 20, 2009 by and between EMRISE Electronics Corporation and Joanne Couse

Amendment No. 2 to Subordinated Contingent Secured Promissory dated August 31, 2010 by and between EMRISE Electronics Corporation and Joanne Couse

Amendment No. 3 to Subordinated Contingent Secured Promissory dated November 1, 2012 by and between EMRISE Electronics Corporation and Joanne Couse

Master Agreement dated June 7, 2010 by and among EMRISE Corporation, EMRISE Electronics Corporation, CXR Larus Corporation, Pascall Electronics Limited, XCEL Power Systems, Ltd., CXR Anderson Jacobson SAS, Charles S. Brand, Thomas P.M. Couse, Joanne Couse and Michael Gaffney

Amended and Restated Security Agreement dated August 31, 2010 by and among EMRISE Electronics Corporation, EMRISE Corporation, certain Subsidiaries (as defined therein), Charles S. Brand, as Collateral Agent, and certain Lenders (as defined therein)

EXHIBIT A

ASSIGNMENT OF SUBORDINATED

CONTINGENT SECURED PROMISSORY NOTE

This Assignment of Subordinated Contingent Secured Promissory Note (this “Assignment”) is dated January __, 2014 and is by and between Joanne Couse, (the “Assignor”) and Echo Holdings, LLC, a Delaware limited liability company (the “Assignee”).

WHEREAS, Assignor is the holder of the Subordinated Contingent Secured Promissory Note dated August 20, 2008 made payable to Assignor by EMRISE Electronics Corporation (“EEC”), as amended by Amendment No. 1 to Subordinated Contingent Secured Promissory Note dated November 20, 2009, as further amended by Amendment No. 2 to Subordinated Contingent Secured Promissory Note dated August 31, 2010, as further amended by Amendment No. 3 to Subordinated Contingent Secured Promissory Note dated November 1, 2012 (the “Note”);

WHEREAS, the Assignor and Assignee have entered into the Securities Purchase Agreement dated January 9, 2014 (the “Agreement”) pursuant to which Assignor is selling to Assignee the Note; and

WHEREAS, Assignor desires to assign the Note to Assignee, and Assignee is agreeable thereto, pursuant to the terms and conditions contained herein and in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.      Assignment of the Note.  Assignor hereby irrevocably assigns, transfers, and conveys unto Assignee, all of Assignor’s right, title and interest in and to the Note (which is attached hereto as Schedule B-1), together with the money due and to become due thereon, with the interest as set forth in said Note and other obligations and all proceeds thereof.

2.      Representations by Assignee.  Assignee represents that it has received the original Note simultaneously with the execution hereof.

3.      Further Assurances.  The parties agree that they shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements and assurances and take such other action as any other party may reasonably require in connection with this Assignment.

4.      Governing Law. This Assignment shall be construed in accordance with and governed by the laws of the State of New York.

5.      Binding Effect.  This Assignment shall be binding upon the parties hereto and shall inure to the benefit of and be enforceable by their respective heirs, successors and assigns.

6.      Counterpart Signatures. This Assignment may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same Assignment.  It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

[Signatures on page to follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of January __, 2014

ASSIGNOR:

JOANNE COUSE

ASSIGNEE:

ECHO HOLDINGS, LLC

By:
Name: David J. Brand
Title: Managing Member